EXHIBIT 99.1

PRESS RELEASE

For more information contact:                                     FOR IMMEDIATE RELEASE
Gerald Shencavitz
Chief Financial Officer
(207) 288-3314

BAR HARBOR BANKSHARES REPORTS FIRST QUARTER 2006 EARNINGS

BAR HARBOR, Maine (May 2, 2006) – Bar Harbor Bankshares (AMEX:BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today announced net income of $1.6 million for the quarter ended March 31, 2006 or fully diluted earnings per share of $0.50, compared with $1.2 million or fully diluted earnings per share of $0.38 for the first quarter of 2005, representing increases of 29% and 31%, respectively.

In making the announcement, President and Chief Executive Officer, Joseph M. Murphy commented, "There were several factors which favorably contributed to the sizable increase in our first quarter 2006 earnings compared with the same quarter last year. These factors principally included an increase in securities gains, a gain on the sale of Bank owned real estate, and the recording of certain employee severance expenses in the comparable quarter last year. Despite the flat U.S. Treasury yield curve and the declining net interest margins being experienced by us and the banking industry as a whole, the Bank’s net interest income was up compared with the same quarter in 2005. We are pleased with the significant growth of our loan portfolio, while enjoying strong credit quality and limited provisioning for loan losses. Managing and containing our operating expenses continues to be a top priority." In concluding, Mr. Murphy added, "Given the current interest rate environment and the prospect of further increases in short-term interest rates by the Board of Governors of the Federal Reserve System, combined with intensifying competition for loans and deposits, we anticipate the balance of the year will undoubtedly prove to be one of the more challenging periods for community banks in recent history."

Financial Condition

Total loans ended the quarter at $529 million, representing an increase of $14 million or 3% compared with December 31, 2005, and an increase of $71 million or 16% compared with the same date last year. Commercial loans continued to drive the overall growth of the Bank’s loan portfolio, posting an increase of $50 million, or 29%, compared with March 31, 2005.

The Bank’s non-performing loans remained at low levels during the quarter, representing $896 thousand or 0.17% of total loans at March 31, 2006. Reflecting the continued stable performance of the loan portfolio, during the first quarter of 2006 the Bank recorded a provision for loan losses of $28 thousand, compared with none during the first quarter of 2005.

Investment securities totaled $201 million at March 31, 2006, representing an increase of $18 million or 10% compared with December 31, 2005, and an increase of $38 million or 23% compared with the same date last year. Market yields showed meaningful improvement during the first quarter, presenting opportunities for increasing the Bank’s earning assets and generating higher levels of net interest income.

Total deposits ended the first quarter at $475 million, representing increases of 7% and 24% compared with December 31 and March 31, 2005, respectively. Deposit growth was largely attributed to brokered certificates of deposit, as earning asset growth continued to outpace retail deposit growth. At March 31, 2006, retail deposits totaled $392 million, representing an increase of $7 million or 2% compared with December 31, 2005, and an increase of $34 million or 9% compared with the same date last year. Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter and spring, and higher deposits in summer and autumn. During the first quarter of 2006, the Bank’s net deposit outflows were less than historical norms. Management attributes this to the successful introduction of a new variable rate money market account product, combined with deposit pricing strategies designed to satisfy the changing expectations of its customers, as market interest rates and competitive pricing pressures continued to escalate.

Total borrowings amounted to $244 million at March 31, 2006, representing increases of $4 million and $25 million, or 2% and 11%, compared with December 31, and March 31, 2005, respectively. The increase in borrowings was principally utilized to help support the Bank’s strong earning asset growth.

The Company continued to exceed regulatory requirements for well-capitalized institutions, ending the current quarter with a Tier I Capital Ratio of 7.29%.

Results of Operations

For the quarter ended March 31, 2006, net interest income amounted to $5.5 million, representing an increase of $176 thousand or 3% compared with the first quarter of 2005. The increase in net interest income was principally attributed to the growth in average earning assets, as the first quarter 2006 net interest margin of 3.17% was 37 basis points lower than the same quarter in 2005. As is widely the situation throughout the banking industry, the decline in the net interest margin was largely attributed to the steady increases in short-term interest rates and the flat U.S. Treasury yield curve, the impact of which has caused the Bank’s funding costs to increase at a faster pace than the yield on its earning asset portfolios.

Total non-interest income amounted to $1.6 million for the quarter ended March 31, 2006, representing an increase of $501 thousand or 45% compared with the first quarter of 2005. The increase in non-interest income was principally attributed to gains realized on the sale of securities, which amounted to $310 thousand during the first quarter of 2006, compared with $21 thousand during the same quarter last year. Additionally, the increase in first quarter 2006 other operating income was aided by a $145 thousand gain on the sale of a parcel of Bank owned real estate. All other categories of non-interest income showed meaningful increases during the first quarter, compared with the same quarter in 2005.

Total non-interest expenses amounted to $4.9 million for the quarter ended March 31, 2006, representing an increase of $102 thousand or 2% compared with the same quarter in 2005. Salaries and employee benefits declined $170 thousand or 7%, principally attributed to certain employee severance costs recorded during the first quarter of 2005. The decline in first quarter salaries and employee benefits expense was offset, in part, by increased marketing costs and moderate increases in a variety of other operating expense categories.

The Company’s first quarter 2006 earnings reflect the adoption of Statement of Financial Accounting Standard 123-R, "Accounting for Share-Based Payments", which mandates the expensing of stock options and other equity awards. The Company recognized $18 thousand of share-based compensation in salaries and employee benefits expense.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving Down East and Mid Coast Maine.

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This earnings release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the "Company") for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like "strategy," "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares Selected Financial Information (dollars in thousands except per share data) (unaudited)

	Period End		1st Quarter Average
Balance Sheet Data	3/31/06	3/31/05	2006	2005

Total assets	$781,207	$664,527	$756,087	$664,032
Total investment securities	201,129	163,429	191,844	168,907
Total loans	529,119	457,766	520,868	450,943
Allowance for loan losses	4,473	4,799	4,654	4,830
Total deposits	474,752	384,204	454,504	392,587
Borrowings	243,703	219,063	238,640	209,616
Shareholders' equity	55,832	54,994	56,793	56,101

	Three Months Ended
Results Of Operations	3/31/06	3/31/05

Interest and dividend income	$ 10,694	$ 8,541
Interest expense	5,207	3,230
Net interest income	5,487	5,311
Provision for loan losses	28	- -
Net interest income after
provision for loan losses	5,459	5,311

Non-interest income	1,604	1,103
Non-interest expense	4,885	4,783

Pre-tax income	2,178	1,631
Income tax	615	418

Net income	$ 1,563	$ 1,213

Earnings per share:
Basic	$ 0.51	$ 0.39
Diluted	$ 0.50	$ 0.38

Dividends per share	$ 0.22	$ 0.21

Return on Average Equity	11.16%	8.77%
Return on Average Assets	0.84%	0.74%

As of March 31:	2006	2005
Tier 1 Leverage Capital Ratio	7.29%	7.80%
Book value per share	$ 18.34	$ 17.86
Tangible book value per share	$ 17.30	$ 16.83
Shares outstanding	3,044,984	3,079,658

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